Exhibit 10.2

GENZYME CORPORATION

(the “Company”)

Senior Executive Long -Term Incentive Plan

I.                                         Purpose

The Genzyme Corporation Senior Executive Long-Term Incentive Plan (the “Plan”) has been established to attract, motivate and retain executives and other senior officers and key employees by providing appropriate performance-based long-term incentive awards and to align executive and shareholder interests.

II.                                     Administration

The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  The Committee has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Performance Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan.  Determinations made by the Committee shall be final and binding upon Participants (defined in Section III below), the Company, and all other interested parties.

The Committee may delegate to (i) one or more of its members such of its duties, powers and responsibilities as it may determine; and (ii) such employees of the Company or its Affiliates (as defined in Section III below) or other persons as it determines such ministerial tasks as the Committee deems appropriate.

III.                                 Eligibility

The Company’s chief executive officer, and those executive and senior officers of the Company and key employees of the Company or its Affiliates recommended by the Company’s chief executive officer and approved by the Committee, are eligible to participate in the Plan.

For purposes of the Plan, “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  A “Participant” means an eligible person who is granted an Award under the Plan.

IV.                                Awards and Performance Periods

Long-term incentive awards (“Awards”) granted under this Plan will consist of (i) time vesting stock options (“Option Awards”); and (ii) performance vesting awards (“Performance Awards”) tied to the achievement of pre-established performance goals (“Performance Measures”) over a three-year performance period (each, a “Performance Period”).  Performance

Awards may be comprised of performance vesting restricted stock or restricted stock units (“RSU Awards”), performance cash (“Cash Awards”), or a combination of the two.  Option Awards and RSU Awards will be granted pursuant to the Company’s 2004 Equity Incentive Plan and the terms and conditions set forth in the agreement to be entered into by the Participant for each Option Award (“Option Award Agreement”) and each RSU Award (“RSU Award Agreement”), as applicable.  The Committee shall determine annually the proportion of Option Awards and Performance Awards that will be granted to Participants.

Unless otherwise established by the Committee, a Performance Period shall begin on January 1 of a calendar year.  The Committee may establish a Performance Period that begins prior to the termination of one or more other Performance Periods.

V.                                    Grants of Performance Awards and Establishment of Performance Measures

For each Performance Period, the Committee shall set a target Performance Award for each Participant.  The Committee also shall specify the Performance Measure(s) for the Performance Period, the target for each Performance Measure, and the levels or ranges of performance and payout opportunities associated with the Performance Measures.  An eligible person who is designated to be a Participant in the Plan after the beginning of a Performance Period shall participate on terms and conditions to be decided by the Committee.

Performance Measures shall be expressed in terms of one or more criteria such as the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof):   return on equity, investments, capital or assets; sales or revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; one or more operating ratios; stock price, total shareholder return; or any other objectively determinable criteria set by the Committee that is not capable of being determined before the end of the Performance Period.

The Performance Measures established by the Committee may be different each Performance Period and different Performance Measures may be applicable to different Participants.  Unless otherwise specified in a written resolution adopted by the Committee for the applicable Performance Period, the performance measures shall be (i) relative total shareholder return measured against a relevant subset of biotechnology, medical devices and pharmaceutical companies in the S&P 500 Health Care Index as approved by the Committee and (ii) cash flow return on invested capital.

For each Performance Period, the composition of Performance Awards, the Performance Measures and targets, and the performance levels/ranges and payout opportunities approved by the Committee shall be set forth in a summary that will be maintained with a copy of this Plan.

VI.                            Conditions to Earning Awards and Payment of Actual Earned Awards

After the completion of a Performance Period, the Committee will determine for each Participant the number of RSU Awards that have potentially vested and any amounts potentially earned under Cash Awards no later than March 15th of the year following the end of such Performance Period.  Performance Awards shall be potentially earned for a particular Performance Period only if the Performance Measure(s) with respect to such Performance Period are achieved at the threshold level of performance set by the Committee in the Committee’s sole determination.  Where applicable, the attainment of the Performance Measures shall be determined in accordance with generally accepted accounting principles (“GAAP”) or, with respect to non-GAAP measures, in accordance with how the Company reports such non-GAAP measures to investors.  Except as the Committee may otherwise provide at the time of granting an Award, objectively determinable adjustments shall be made to any Performance Measure for one or more items of gain, loss, profit or expense (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a business segment, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, or (E) attributable to the business operations of any entity acquired by the Company during the fiscal year.  Such adjustments shall be determined in accordance with GAAP, where applicable, or if such adjustments relate to a non-GAAP measure, in accordance with how the Company reports non-GAAP measures to investors.

Except as provided in Sections VII and VIII below, actual vesting of potentially vested RSU Awards and actual earning of potentially earned Cash Awards shall not occur unless a Participant remains employed by the Company or its Affiliates through the date that actual earned RSU Awards are settled and actual earned Cash Awards are paid.  Delivery of shares of Genzyme common stock underlying actual vested RSU Awards shall be made in accordance with the terms of the 2004 Equity Incentive Plan and the RSU Award Agreement provided to Participants.  Actual earned Cash Awards will be paid as soon as practicable after the potentially earned Award is determined, but in no event later than March 15th of the year following the end of the Performance Period.

VII.                            Termination of Service for Certain Reasons; Other Change in Employee Status

If a Participant terminates employment with the Company or its Affiliates before the settlement and payment of potentially earned Performance Awards by reason of death, disability (in accordance with the Company’s Long Term Disability Policy or any other applicable Human Resources policy in effect at the time of the Participant’s employment termination) or Retirement, the Participant’s Awards for all Performance Periods in effect at the time of such termination of service shall be deemed actually earned on a prorated basis with the ratio of (x) the number of completed months (rounded to the nearest whole number) of employment during each such Performance Period to (y) the number of months in each such Performance Period.  Payment of such pro-rated actually earned Performance Awards shall occur only if they are potentially earned such that the Performance Measures(s) for the applicable Performance Period are achieved at the threshold level of performance set by the Committee and shall occur after the end of the applicable Performance Periods on the dates that all other Participants receive settlement or payment of their respective actual earned Performance Awards.  For purposes of the Plan, “Retirement” means a Participant’s termination of employment with the Company or an

Affiliate for any reason except Cause after attaining 60 years of age and five years of combined service with the Company or any Affiliate.  For purposes of the Plan, “Cause” shall mean (A) the willful and continued failure by a Participant to substantially perform his or her duties with the Company or any Affiliate (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company or Affiliate, which demand specifically identifies the manner in which the Company or Affiliate believes that he or she has not substantially performed his or her duties, or (B) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise.  No act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or its Affiliates.

The Committee in its sole discretion will make determinations for the application of the Plan to eligible persons or Participants who have a change in employee status, such as demotion, change in hours or leave of absence.

VIII.                        Change in Control

If the effective date of a Change in Control (as defined in a Participant’s RSU Award Agreement) occurs during a Participant’s employment with the Company, then as of such date:  all Performance Periods for any RSU Awards in effect shall be deemed to have been completed, the target levels of performance set for the respective Performance Measures for such RSU Awards shall be deemed to have been attained, and such RSU Awards shall be deemed to be actually earned at the target level on a prorated basis with the ratio of  (x) the number of completed months (rounded to the nearest whole number) from the beginning of each such Performance Period to the effective date of the Change in Control to (y) the number of months in each such Performance Period.  Notwithstanding the foregoing and Section VII, for a Participant whose employment terminated during any Performance Period by reason of death, disability or Retirement prior to the effective date of a Change in Control, the target levels of performance set for the respective Performance Measures for all of such Participant’s outstanding RSU Awards shall be deemed to have been attained, and such RSU Awards shall be deemed to be actually earned at the target level on a pro-rated basis with the ratio of (x) the number of completed months (rounded to the nearest whole number) of employment during each such Performance Period to (y) the number of months in each such Performance Period.  Delivery of shares of Genzyme common stock underlying actual pro-rated vested RSU Awards shall be made in accordance with the terms of the 2004 Equity Incentive Plan and the RSU Award Agreement provided to Participants.

IX.                                Section 409A

Each Performance Award will contain such terms as the Committee determines in accordance with this Plan, and shall be construed and administered, such that the Performance Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies such requirements.

X.                                    Amendment and Termination

The Committee may at any time or times amend the Plan or any outstanding Performance Awards for any purpose that may at the time be permitted by law, and may at any time terminate the Plan as to future grants of Performance Awards; provided, however, that except as otherwise expressly provided in the Plan, the Committee may not, without a Participant’s consent, alter the terms of a Performance Award so as to affect adversely the Participant’s rights under the Performance Award, unless the Committee expressly reserved the right to do so when the Performance Award was granted.

XI.                                Miscellaneous

(a)                                  Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or employment for a specific period of time with the Company or its Affiliates, or any rights as a shareholder except to shares of the Company’s common stock issued under the 2004 Equity Incentive Plan in connection with the settlement of actual earned RSU Awards.  In no event shall the Plan, or any Performance Award under the Plan, form a part of an employee’s contract of employment, if any.  The loss of existing or potential profit in any Performance Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(b)                                 Other Compensation Arrangements.  The existence of the Plan or the grant of any Performance Award will not in any way affect the Company’s right to provide any employee bonuses or other compensation in addition to Performance Awards granted under the Plan.

(c)                                  Withholding Taxes.  Any taxes required to be withheld by federal, state or local governments will be deducted from all payments of actual earned Cash Awards under the Plan and, for actual earned RSU Awards, will be handled in accordance with the terms of the Participant’s RSU Award Agreement for each such RSU Award.

(d)                                 Unfunded Status of Cash Awards.  All actual earned Cash Awards will be paid from the Company’s general assets.  Nothing contained in this Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant.

(e)                                  Effective Date.  The Plan is effective as of January 22, 2010.